EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is entered into as of July 1, 2009 (the “Effective Date”), by and between Virionics Corporation, a Delaware corporation having its principal offices at 42191 N. 111th Place, Scottsdale, Arizona, 85262 (“Virionics”), and Cyplasin Biomedical Inc., with its principal offices located at Unit 131 Advanced Technology Center, 9650-20th Ave., Edmonton, Alberta Canada T6N 1G1 including its legal successors and subsidiaries, (“Cyplasin”); and collectively referred to as the “Parties”; and

Whereas Virionics has acquired an exclusive worldwide license to intellectual properties, data, and knowhow pertaining to hepatitis C prevention and treatment technologies and product candidates licensed from the U.S. National Institutes of Health (NIH), with full rights from NIH to sub-license their agreement;

Whereas Cyplasin herein will acquire an exclusive worldwide sublicense from Virionics for exclusive worldwide use to make, use, and commercialize hepatitis prevention and therapy products according to the terms of the license agreed upon by Virionics and NIH and included as Exhibit A; and

Whereas Virionics wishes to grant said sublicense to Cyplasin;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1.0 DEFINITIONS

The following definitions shall apply throughout this Agreement:

1.1 “AFFILIATE” means, with respect to a particular Party, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For the purposes of this definition, "control" means the direct or indirect ownership by a Party of at least fifty percent (50%) of the outstanding voting securities of the controlled entity; provided, that in any country where the law does not permit foreign equity ownership of at least fifty percent (50%), then with respect to corporations organized under such country's laws, "control" shall mean the direct or indirect ownership by a Party of outstanding voting securities of such corporation at the maximum amount permitted by the law of such country.

1.2 “CONFIDENTIAL INFORMATION” subject to Article 2.0 herein shall mean all Information however disclosed or samples supplied by one party to the other pursuant to this Agreement.

1.3 “EFFECTIVE DATE” shall mean the date first above written as the effective date of this License Agreement.

1.4 “FIELDS OF USE” means the use of the LICENSED TECHNOLOGY which is directly or indirectly incorporated into a LICENSEE”S Licensed Product or related service where such is intended for use as a therapeutic product or service within the GRANTED TERRITORIES.

1.5 GROSS SALES" shall mean the gross receipts from the SALE of LICENSED PRODUCT by the Licensee or by any of its sub licensees less deductions for: (i) transportation and insurance charges; (ii) sales and excise taxes, or paid taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers.

1.6 “INFORMATION” shall mean any CONFIDENTIAL INFORMATION of a technical or other nature relating to LICENSED TECHNOLOGY, which is in the possession of Virionics as of the EFFECTIVE DATE, and which is necessary or useful to LICENSEE in furtherance of the development, manufacture or marketing of LICENSED PRODUCT. Information may include or mean any and all information and data of any kind, including without limitation techniques, inventions, practices, methods, knowledge, know-how, skill, experience, test data, analytical and quality control data, marketing, cost, sales and manufacturing data and descriptions, compositions, and assays.

1.7 “INTELLECTUAL RIGHTS (IP) RIGHTS” shall mean the United States patent applications and patents listed in Exhibit B, which is attached hereto and is incorporated herein by reference, and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals, improvements embodiments, extensions or improvements thereof, and any IP or patents issuing there from.

1.8 “LICENSEE” shall mean Cyplasin and its AFFILIATES and or their successors.

1.9 “LICENSED TECHNOLOGY” shall mean any hepatitis C virus-like particle product or derivative contained in the Virionics License Agreement with NIH, that can be manufactured, used or sold which if produced or sold would infringe, induce infringement of, or contribute to the infringement of at least one VALID CLAIM contained in the Virionics IP and issued patents licensed from NIH which would include but not be limited to any current IP, improvements or derivatives thereof; such that if any VALID CLAIM were contained, instead, in an issued patent not included in such IP Rights.

1.10 “LICENSED PRODUCT “means any derived or developed commercial product that comprises or contains, or is manufactured based upon or utilizing or is derived from, the LICENSED TECHNOLOGY or any part thereof.

1.11 “LICENSOR” shall mean U.S. National Institutes of Health and Virionics or its successors.

1.12 "REASONABLE EFFORTS" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for the research, development and commercialization of a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

1.13 "REGULATORY APPROVALS” means any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale, of products in a regulatory jurisdiction.

1.14 “SALE” shall mean any transaction for which consideration is received for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT by LICENSEE or by its sublicenses’ within the TERRITORY

1.15 "SUB LICENSEE" shall mean any Party expressly licensed by Virionics to make and sell one or more Licensed Products. A sub-licensee shall not include distributors or sales agents that do no more than purchase and resell finished Products on behalf of a Party.

1.16 “TERRITORIES” shall mean all territories, worldwide.

1.17 "THIRD PARTY" means any entity other than the “Parties” or an Affiliate of the Parties.

1.19 “VALID CLAIM” shall mean a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by decision of a court or other governmental agency of competent jurisdiction.

2.0 CONFIDENTIALITY

2.1 CONFIDENTIAL INFORMATION disclosed in documentary form shall be marked "Confidential." Oral discussions of CONFIDENTIAL INFORMATION shall be if noted as confidential be reduced to writing by the disclosing party and a copy marked "Confidential" provided to the receiving party within thirty (30) days of the disclosure date.

However, CONFIDENTIAL INFORMATION shall not include information which: (i)was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party by those who have not had access to this information; or (ii) is lawfully received in good faith at any time by the receiving party from others lawfully in possession of the same and having the right to disclose the same; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation; or (v) is independently developed by the receiving party, as evidenced by written records.

2.2 CONFIDENTIAL TERM: The receiving party shall hold all CONFIDENTIAL INFORMATION in strict confidence for a period of five (5) years from the disclosure date; not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party. The receiving party shall use at least the same degree of care to maintain CONFIDENTIAL INFORMATION secret as the receiving party uses in maintaining secret its own confidential information, but always at least a reasonable degree of care. The receiving party shall restrict disclosure of CONFIDENTIAL INFORMATION solely to those of its employees having a need to know such CONFIDENTIAL INFORMATION in order to accomplish the purposes of this Agreement. The receiving party shall also advise its employees, before they have access to CONFIDENTIAL INFORMATION, of the obligations of the receiving party under this Agreement, and require such employees and consultants to maintain those obligations.

2.3 LEGAL DISCLOSURE: Notwithstanding any of the provisions of Paragraph 2.2, LICENSEE shall be entitled, without Virionics prior written approval, to disclose any CONFIDENTIAL INFORMATION of VIRIONICS (i) to the FDA or any other health authority in the world, but only to the extent required by law or regulation to obtain approval to test or market LICENSED PRODUCT and (ii) to any other third party for the sole purpose of assisting Virionics in accomplishing the purposes of this Agreement provided that, prior to any such disclosure, the recipient shall be bound by written confidentiality obligations that are at least as strict as those of Virionics under this Agreement.

2.4 UPON TERMINATION: the receiving party shall promptly return all written materials or samples of tangible property received hereunder, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes. In the alternative, the receiving party shall destroy all materials and confirm such destruction in writing.

2.5 PUBLIC DISCLOSURE: Notwithstanding any other provision of this Agreement, it is recognized by LICENSEE that Virionics shall have the obligation to publicly disclose this agreement upon its execution.

3.0 GRANT OF LICENSE

3.1 TERMS: Assuming all payment terms as defined in Article 5.0 are met and kept current, VIRIONICS grants to Cyplasin as per this Article 3.1 and 3.2 an exclusive license for the TERRITORIES within the “FIELD OF USE” under the PATENT RIGHTS within the Cyplasin TERRITORY; to make, have made, use, sell, and offer for sale the LICENSED TECHNOLOGY and derived PRODUCTS thereof. Virionics shall have the exclusive right to utilize the Licensed Technology to research and develop Products for use and sale in the Cyplasin Territories and to use for non commercial purposes the Products in the Cyplasin Territories.

3.2 RETAINED RIGHTS: As per Article 3.1, Virionics shall have the right to use for any non commercial purpose whatsoever and be granted a license to make use of the LICENSE TECHNOLOGY and IP rights and any improvements, or continuances thereof or derived from, as given under the terms of this agreement. Cyplasin will be solely responsible for the maintenance and filings of all patents related to the IP, its TECHNOLOGY and INFORMATION within the Territories.

3.3 SUBLICENSE: LICENSEE shall have the right to enter into sublicense agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of VIRIONICS and its trustees, officers, employees and agents, and provided further that LICENSEE remains primarily liable for its obligations under this Agreement.

3..4 NON- ASSIGNMENT: Except as given in sub section 3.3 above this agreement and any and all of the rights and obligations of each party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party provided, however, that a party may assign this Agreement without consent of the other party to a third party that acquires control of such party or in connection with an assignment to an AFFILIATE.

3.5 COPY RIGHT & TRADE MARK: Subject to section 11.5.1 Cyplasin shall have unlimited use of the copy right term or trademarks derived from the IP and any products or technologies thereof in agreement with the license terms with U.S. NIH.

4.0 FIDUCIARY EFFORTS

4.1 BEST EFFORTS: LICENSEE shall use reasonable efforts to finance and advance the development of LICENSED TECHNOLGY PRODUCTS and IP to effect their commercialization as soon as practicable, consistent with prevailing sound business practices relating to the commercialization of similar products; thereafter, during the term of this Agreement, Cyplasin agrees to use Reasonable Efforts to develop such Products and to market and sell in the Cyplasin Territories.

5.0 PAYMENTS

5.1 LICENSING FEE: Under the terms of this license agreement Cyplasin shall pay Virionics - within ninety (90) days of completion of this agreement an upfront fee of USD $5,000.

5.2 NIH PAYMENTS: Using best efforts, Cyplasin will pay the NIH $10,000.00 for the annual maintenance fee and any other amounts owing for past patent expenses (not to exceed $25,000).

5.3 ROYALTY: In consideration of the license granted to LICENSEE under this Agreement, LICENSEE shall pay to VIRIONICS a royalty of one percent (1.00%) of all Gross Revenue of Licensed Products sold by Cyplasin, its Affiliates, or Sub-licensees in the Cyplasin Territories. Said payment will be calculated on a quarterly basis and accrued Royalties will be to Virionics or its legal assigns or successors, within sixty (60) days after the end of each such calendar quarter.

Such royalties shall be calculated on the basis of Net Revenue in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the average currency exchange rate as publicly published for such currency exchange. Royalty payments for sales in the Territories shall commence with the first unit of each LICENSED PRODUCT sold by LICENSEE or by its sublicenses and will end coincident with the expiration date of the last-to-expire issued patent within PATENT RIGHTS within the TERRITORY covering such LICENSED PRODUCT.

5.4 ROYALTY TERM: Cyplasin shall pay the royalties specified above, until the later of the expiration of fourteen (14) years from the first commercial launch of such Product in the Territory or the last to expire of the Patents with claims covering such Product whichever is longer.

5.5 REPORTS: All amounts payable under this Agreement shall be accompanied by a report listing the gross selling price of each Product sold during such period and the calculation of Net Revenue based on such sales, including all other information necessary to determine the appropriate amount of such royalty payments, and any additional information or reports required under the Agreement.

5.6 RIGHT TO AUDIT: The financial statements of LICENSEE and of its sublicenses will be audited annually by an independent certified public accountant. Virionics shall have the right to employ, at its own expense, a qualified accountant of its own selection to whom LICENSEE shall make no unreasonable objection, to examine the books and records of LICENSEE and its sublicenses relating to the SALE of LICENSED PRODUCT for the purpose of verifying the amount of royalty payments due. Such examination of books and records of LICENSEE and its sublicenses shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to Virionics as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to Virionics a presentation of a written statement substantiating the underpayment will be provided to LICENSEE.

If LICENSEE is not in agreement with the findings of the qualified accountant selected by Virionics then LICENSEE shall so notify of such in writing within thirty (30) days of receipt by LICENSEE of said findings, in which case the parties will jointly appoint, within a further period of thirty (30) days, an independent qualified accountant to validate, at Licensee’s expense, Virionics's accountant's findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to Virionics shall be paid within thirty (30) days. Should such underpayment represent more than five percent (5%) of the royalties due to Virionics, LICENSEE shall reimburse Virionics for the cost of the examination by Virionics’s accountant which disclosed such underpayment.

All payments due to Virionics under this Agreement shall be made in United States dollar except where so noted.

5.7 TAXES: Taxes levied on account of the royalties and other payments accruing or made to Virionics under this Agreement shall be paid by Virionics. If provision is made in law or regulation for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement by Cyplasin to Virionics then Virionics shall be entitled to deduct such tax, levy or charge from the royalty or other payment to be made to Virionics and pay such tax, levy or charge to the proper taxing authority. A receipt of payment of the tax, levy or charge secured shall be promptly delivered to Virionics, together with copies of all pertinent communications from or with such governmental authorities with respect thereto. Cyplasin agrees to cooperate with Virionics in any effort in claiming any exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Virionics .

6.0 INTELLECTUAL PROPERTY

6.1 OWNERSHIP. Subject to the terms and execution of this Agreement; Virionics shall own any and all of their issued or pending Intellectual Property rights, their continuances in part, title, entitlements or interests in the hepatitis C License from NIH as existed prior to this agreement being enacted, during the TERM of this agreement and subsequent to any TERMINATION.

6.2 ENFORCEMENT RIGHTS. With respect to infringement of any of the LICENSE TECHNOLOGY or related IP rights in the Territory, Cyplasin shall have the initial right or opportunity, to institute, prosecute and control any action or proceeding with respect to such infringement in the Territory and shall bear the costs of such patent enforcement within the Territory and shall retain for its own account any amounts recovered from Third Parties. In the event Cyplasin is unable to enforce said Patent Rights, Virionics shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement in the Territory. Virionics shall bear the costs of patent enforcement within the Territory and retain for its own account any amounts recovered from Third Parties.

The Party first having knowledge of any infringement of the Patent Rights shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail. If a Party having the right to enforce a Patent pursuant to this Article 6.2 fails to bring an action or proceeding against a suspected infringer within a period of ninety (90) days after having knowledge of such infringement in the Field, the other Party shall have the right to bring and control an action against such infringer by counsel of its own choice. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. The Party controlling a suit hereunder shall, at the other Party's expense, retain any and all recovery from such suit. The Party controlling a suit hereunder shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of the other Party.

6.3 NO WARRANTY: Except as otherwise provided in this Agreement, neither Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights of Third Parties which may be infringed by the manufacture or sale of any Product.

6.4 THIRD PARTY INFRINGEMENT: If a Third Party asserts that a patent, trademark or other intangible right owned by it is infringed by any Product in the Territory, Cyplasin will be solely responsible for defending against any such assertions at its expense. Each Party will give prompt written notice to the other of any such claim. Virionics and NIH will assist in the defense of any such claim as reasonably requested by Cyplasin at expense, and may retain separate counsel at its own expense. Prior to settling any such claim, Cyplasin shall consider in good faith any rights and interests of Virionics adversely affected by such settlement and shall use good faith efforts to minimize such affect.

7.0 REPRESENTATIONS AND WARRANTIES

7.1 RIGHTS: Virionics represents that it has the right to enter into this Agreement and to make the herein grant of license under PATENT RIGHTS and TECHNICAL INFORMATION. Virionics further represents, all said rights are free and clear of any liens, charges and encumbrances. To the best of Virionics knowledge, no third party has expressed to Virionics in writing, that any patent or patent application included in the PATENT RIGHTS is invalid or unenforceable.

7.2 NO WARRANTY: Virionics makes no warranty that exercise by LICENSEE or its sublicenses of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

7.3 EACH OF THE PARTIES WARRANT TO EACH OTHER:

(a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b) Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field licensed to the other Party hereunder which would conflict with such rights granted to the other Party under Article 3.

8.0 TERM AND TERMINATION

8.1 TERM: This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in this section 9.0, shall continue in effect until the latest of:

(a)	The expiration of the last to expire of the Licensed Patents, or

(b)	The date on which Virionics is no longer obligated to pay royalties under Article 5.0 ,

9.2 TERMINATION

9.2.1 BANKRUPTCY: If either party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or if a receiver, trustee, liquidator, sequestrate or other judicial representative is appointed for either party or its property; then in such an event this agreement is deemed terminated and the bankrupt party shall execute any documents that are necessary to reassign or transfer to the non-bankrupt party the interest granted hereunder, or 9.2.2 MATERIAL BREACH: if Virionics fails to meet its financial obligations under this Agreement, or to not properly maintain the IP in good standing, where such breach is not cured within thirty (30) days of written notice thereof this agreement shall immediately be terminated and will become subject to Article 9 herein.

If either of the Parties materially breaches this Agreement at any time, which breach is not cured within 90 days of written notice from the non- breaching Party to the other Party, specifying in detail the nature of said breach this Agreement may be terminated by the non breaching Party.

(a)	if either of the Parties terminates for uncured breach, then the Parties obligations under Articles 5 6, 9 &10 shall survive termination

(b)	In the event of any termination of this agreement, all outstanding or any payments in arrears from one Party to the other, will immediately be calculated with balances paid in full.

9.3 SURVIVING RIGHTS Upon termination of this Agreement, Virionics shall have the right to retain any amounts already paid by Cyplasin under this Agreement, and Cyplasin shall pay to Virionics all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination. In addition to survival of previous Articles 2 (Confidentiality) and Articles as provided elsewhere in the Agreement, the obligations and rights of the Parties under Articles 5, 6, 9 and 10 of this Agreement will survive any termination.

9.4 EFFECT OF CYPLASIN TERMINATION: In the event Cyplasin materially breaches this agreement which effects a termination of this Agreement, then Virionics is automatically deemed to have received an exclusive, fully-paid, irrevocable, licensable, perpetual license in the Territory for the License Technology/Products and their continuances, improvements derived thereof for any and all purposes, subject to the right granted in this Agreement and will immediately return to Virionics all Information which includes but is not limited to all records, log books, lab notes, reports, publications and any and all materials related to the IP and or Licensed Product, which shall include but not be limited to any R&D data which relates to the continuances, embodiments, improvements or derived products thereof. All copyrighted material, trademarks and other branding materials related to Cyplasin shall also be returned and become the property of Virionics.

9.5 EFFECT OF VIRIONICS TERMINATION In the event Virionics materially breaches this agreement which creates a termination of this Agreement, then Cyplasin is automatically deemed to have received an exclusive, fully-paid, irrevocable, sub licensable, perpetual license in the Territory for the License Technology/Products and their continuances, improvements derived thereof for any and all purposes, subject to the right granted in this Agreement.

10.0 INDEMNIFICATION

10.1. Cyplasin shall indemnify, hold harmless, and defend Virionics, its trustees, officers, employees and agents against any and all claims, including legal fees and costs arising out of the exercise of any rights granted under this Agreement, without limiting the generality of the foregoing, against any damages, losses or liabilities whatsoever including but not limited to death or injury to person or damage to property arising from the commercial sale of LICENSED PRODUCT by LICENSEE, its sublicenses or any customers of any of them in any manner whatsoever. Virionics shall give LICENSEE written notice of any claim(s) related to LICENSED PRODUCT within thirty (30) days, and Virionics shall reasonably cooperate with LICENSEE and its insurance carrier in the defense of any such claim(s).

10.2 Virionics shall indemnify, defend and hold harmless Cyplasin its trustees, officers, employees and agents against any and all claims, excluding claims stemming from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of infringement, bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product in the or (b) due to the negligence or willful misconduct of Virionics or its employees or agents.

10.3 INSURANCE, subject to the initiation of any commercialization event of any of the Licensed Technology or Product; LICENSEE agrees to maintain, on any LICENSED PRODUCT that is sold or otherwise to be covered by Comprehensive Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and/or its sublicenses, if any, as contemplated by this Agreement for minimum suitable amounts to be set at the discretion of the Licensee.

Such insurance shall name Virionics its legal successor, its trustees, officers, employees, and agents as additional insurers. Upon written notification of change of control or other material change, Virionics shall furnish a new Certificate of Insurance, evidencing coverage of two million dollars ($1,000,000.00) with thirty (30) days of such written notice of change of control or other material change.

LICENSEE's insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

11.0 MISCELLANEOUS

11.1 ASSIGNMENT. Subject to section 3.4 neither Party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or of substantially all of the assets of the assigning Party or (ii) to an Affiliate; provided, however, that in no event shall either Party's rights and obligations hereunder be assigned without prior written notice to the other Party. In any case, neither Party may make an assignment of its assets which renders it unable to perform its material obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

11.3 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming Force Majeure has exerted all Reasonable Efforts to avoid or remedy such Force Majeure; provided, however, in no event shall a Party be required to settle any labor dispute or disturbance.

11.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Virionics" or "Virionics , Inc." or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

11.6 NOTICES. Time is of the essence under this Agreement. Notices and payments to the parties shall be addressed as follows:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Virionics addressed to:

Attention: President

42191 N. 111th Place, Scottsdale, Arizona, 85262

If to Cyplasin addressed to:

Attention: Chairman and/or CEO
Cyplasin Inc.
Unit 131 Advanced Technologie Center
Edmonton Alberta Canada T6N 1G1

or to such other address as a party may specify by notice from time to time in writing to the other parties in the manner specified in this Section.

11.7 JURIDICTION & DISPUTE RESOLUTION. The Parties agree that this entire agreement shall be governed by the laws of the State of Nevada and If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use reasonable efforts to settle it by Good Faith negotiation within sixty (60) days of notice from one Party to the other of such dispute, controversy or claim, before pursuing any other remedies available to them. If either Party fails or refuses to participate in such negotiations, or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within the sixty (60) day period, any such dispute, controversy or claim shall be settled by arbitration. Any such arbitration shall be conducted in accordance with the International Arbitration Rules of any such arbitration shall be in a location within the Country of the United States of America and the Arbitration shall be governed by and construed in accordance with the laws of the State of Nevada, USA. The arbitrators shall include one independent, un-affiliated nominee selected by each Party and a third neutral arbitrator selected by such nominees. The Parties agree that any arbitration panel shall include members knowledgeable as to the evaluation of biopharmaceutical technology. Judgment upon the award rendered may be entered in the highest state or federal court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Article 11.7 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing Party shall be entitled to reasonable attorney's fees and costs to be fixed by the arbitrators.

11.8 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

11.9 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, beheld to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.10 AMBIGUTIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.11 ENTIRE AGREEMENT. This Agreement and any agreements referenced herein set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior written or verbal agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

11.12 HEADINGS. The Article and Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the Article or Paragraphs to which they apply.

11.13 FAILURE OF Virionics to enforce a right under this Agreement shall not act as a waiver of that right and shall not preclude Virionics from later asserting that right relative to the particular situation involved.

11.14 ANY BREACH whatsoever of any provision of Article 5 (entitled PAYMENTS) shall be deemed a material breach of a material provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Virionics Biomedical	Cyplasin Inc.

By: /s/ Joseph Sinkule	By: /s/ Garth Likes

Name: Dr. Joseph Sinkule	Name: Mr. Garth Likes

Title: Director	Title: Chairman and CEO

EXHIBIT A – License Agreement with NIH and Virionics

Licensee: Virionics Biomedical Ltd

Vaccines for the prevention and treatment of chronic Hepatitis C Virus (HCV) infections.

1.	BACKGROUND

1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these invention

1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses tofacilitate the commercial development of products and processes for public use and benefit.

1.05 Licensee desires to acquire commercialization rights to certain of these inventions in order todevelop processes, methods, and/or marketable products for public use and benefit.

2.	DEFINITIONS.

2.01 "Benchmarks" mean the performance milestones that are set forth in Appendix E.

2.02 "Commercial Development Plan" means the written commercialization plan attached as Appendix F.

2.03 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sub licensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04 "Government" means the Government of the United States of America.

2.05 "Licensed Fields of Use" means the fields of use identified in Appendix B.

2.06 "Licensed Patent Rights" shall mean:

a)

Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)

to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) bove; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations- in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c)

to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07

"Licensed Process(es)" means processes which, in the course of being practiced would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08

"Licensed Product(s)" means tangible materials which, in the course of manufacture, use, sale, or importation would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09	"Licensed Territory" means the geographical area identified in Appendix B.

2.10

"Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11

"Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.12

"Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.	GRANT OF RIGHTS

3.01

PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02

This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.	SUBLICENSING

4.01	Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02

Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03

Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04

Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.	STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01 (a) PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the

First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

     (b) In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. § 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.02 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03 Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

5.04 (a) In addition to the reserved license of Paragraph 5.01 above, PHSreserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.

        (b) In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. § 3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee's field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review 35 U.S.C. § 203(2).

6.	ROYALTIES AND REIMBURSEMENT

6.01	Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.
6.02

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year beginning January 1, 2006 and may be credited against any earned royalties for sales made in that year.

6.03	Licensee agrees to pay PHS earned royalties as set forth in Appendix C.
6.04	Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.
6.05	Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

7.	PATENT FILING, PROSECUTION AND MAINTENANCE,

7.01 Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consultwith, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

7.02 Upon PHS's written request, Licensee shall assume the responsibility for the preparation, filing ,prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03 At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.

7.04 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other.

8.	RECORD KEEPING.

8.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02 Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9	REPORTS ON PROGRESS BENCHMARKS, SALES1 AND PAYMENTS

9.01 Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02 Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR 404.3(d) . Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03 Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05 Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicenses during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 152516120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07 Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.08 Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09 All plans and reports required by this Article 9 and marked "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. § 552 shall be subject to the predisclosure notification requirements of 45 CFR § 5.65(d) .

10.	PERFORMANCE

10.01 Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02 Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.01 PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02 Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of what ever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.05 PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or

11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01 PHS offers no warranties other than those specified in Article 1.

12.02 PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03 PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultantsharmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; orb) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS,

13.01 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

13.03 In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice.

13.04 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.05 PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines the Licensee: I) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reason able business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.

13.06 When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.07 PHS reserves the right according to 35 U.S.C. § 209(0(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.09 Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.	GENERAL PROVISIONS

14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03 The provisions of this Agreement are severable, and in the event any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07 This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee,

14.08 Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than 60 days prior to commencement of such research or trials.

14.09 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14 Paragraphs 4.03, 8.01, 9.05 -9.07, 12.01 -12.05, 13.08, 13.09, and 14.12 of this Agreement shall survive termination of this Agreement.

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX B--Licensed Fields of Use and Territory Licensed Fields of Use: Vaccines for the prevention and treatment of chronic Hepatitis C Virus (HCV) infections.

     Licensed Territory: - Worldwide

APPENDIX C--Royalties
Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of Seventy-Five Thousand Dollars, payable according to the following schedule:
Twenty-Five Thousand Dollars ($25,000) within Thirty (30) days of this Agreement becoming effective;
Twenty-Five Thousand Dollars ($25,000) on August 1, 2004
Twenty-Five Thousand Dollars ($25,000) on November 1, 2004.
Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of Five Thousand Dollars ($ 5,000), with payments beginning January 1, 2006.

Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees as follows:

Five Percent (5%).
Licensee or its sublicensee agrees to pay PHS benchmark royalties as follows for each Licensed Product therapeutically or prophylactically active in humans arising from the Licensed Patent Rights:

1.	Initiation of Phase I Clinical Trials	$25,000
2.	Initiation of Phase II Clinical Trials	$100,000
3.	Initiation of Phase III Clinical Trials	$250,000
4.	Biologics License Application (BLA) submission	$500,000
5.	BLA (or its foreign equivalent) approval	$3,000,000

Licensee agrees to pay PHS additional sublicensing royalties as follows, based on the fair market value of any consideration received for granting each sublicense or option to sublicense:

1. Pre-Phase I	25%
2. Pre-Phase II	20%
3. Pre - Phase III	17.5%
4. Pre-BLA approval	15%
5. Post-BLA approval	12.5%

Exhibit B – Licensed Patents

Exclusive Sub License Agreement for CYPLASIN will be fashioned on the NIH Virionics Biomedical License for the VLP Hepatitis C Vaccine(s) , copy of which an abridged version is provided here for reference only.

Basic Terms for the License would include Upfront Licensing Fees of $500,000 with basic milestone payments and a 1% royalty rate on sales.

Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

U.S. Patent No. 6,387,662 (U.S. S/N 09/246,441), issued May 14, 2002, entitled "Synthesis and Purification of Hepatitis C Virus-Like particles" (E-009-1997/0) (Inventors: T. Jake Liang (NIDDK), Thomas F. Baumert (NIDDK)). This application is a continuation of and claims the benefit of priority of International Application No. PCT/US97/05096 designating the U.S. having International filing date of Mar. 25, 1997, abandoned, claims the benefit of priority of U.S. S/N 60/030,238, filed Nov. 8, 1996.

PCT/US97/05096 filed March 25, 1997, entitled "Synthesis and Purification of Hepatitis C Virus-Like particles in vitro" (related to E-009-1997/0) (Inventors: T. Jake Liang (NIDDK), Thomas F. Baumert (NIDDK)). National Stage filed March 25, 1997: in Australia Patent No. 738585, issued Jan. 03, 2002, in EPO patent application No. 9791652.6, in Canada patent application No. 2269097, in Japan patent application No. 10-522521.

Licensee: Virionics Biomedical Ltd

Vaccines for the prevention and treatment of chronic Hepatitis C Virus (HCV) infections.